EXHIBIT K
 to the
Distribution Agreement

BAIRD ULTRA SHORT BOND FUND

The Corporation hereby appoints the Distributor, and the Distributor hereby accepts such appointment, as the Corporation’s exclusive agent for the distribution of Shares of the above-named Fund, subject to the terms of the Distribution Agreement of which this Exhibit is a part.

Executed as of this ____ day of December, 2013.

The Corporation:

BAIRD FUNDS, INC.

By: __________________________________
Mary Ellen Stanek, President

The Distributor:

ROBERT W. BAIRD & CO. INCORPORATED

By: __________________________________
Peter Hammond, Senior Vice President